Exhibit 99.1

NovaDel Pharma Inc. Announces Positive Data from Pilot Pharmacokinetic Study Comparing Duromist™ (sildenafil citrate oral spray) to Viagra® Tablet

Oral Spray Technology Provides Increased Systemic Sildenafil Exposure

Bridgewater, NJ – October 15, 2010 - NovaDel Pharma Inc. (OTCBB: NVDL), a specialty pharmaceutical company developing oral spray formulations for a broad range of marketed pharmaceutical products, today announced pharmacokinetic (PK) and safety results from its pilot PK study comparing Duromist™ to Viagra®.  Duromist™ is NovaDel’s oral spray formulation of sildenafil citrate.  Viagra® is the tablet formulation of sildenafil citrate developed and marketed by Pfizer. Sildenafil citrate is a leading drug indicated for the management of pulmonary hypertension and erectile dysfunction. NovaDel now plans to review the results from this study with the FDA to obtain guidance on defining definitive clinical trial requirements as a pathway to NDA approval.

Objectives of the Study

This pilot PK study was designed primarily to assess the relative bioavailability of one, two and three doses of 10 mg/0.12ml of Duromist™, compared to that of the 25 mg Viagra® tablet in healthy adult male subjects.

The secondary objective was to assess the relative safety of Duromist™ following single oral dose administration compared to that of 25 mg Viagra® tablets. Safety assessments included evaluation of changes in orthostatic hypotension, oral irritation, vital sign and electrocardiogram assessments.

Results of the Study

The preliminary study data demonstrated that 20 mg or two sprays of Duromist™ is bioequivalent to the 25 mg Viagra® tablet with respect to systemic exposure (AUC0-inf). The mean AUC0-inf for the 10 mg or one spray dose was approximately 40% of the 25 mg Viagra® tablet, as expected.  The mean AUC0-inf for the 30 mg (or three spray) dose was approximately 40 % higher than the 25 mg Viagra® tablet which is about 20% higher than expected.  The increased systemic exposure (AUC) observed with the 20 and 30 mg oral spray doses compared to the Viagra® tablet is suggestive of absorption of sildenafil via the oral transmucosal route.

A slightly lower Cmax than that of the 25 mg Viagra® tablet was observed with the 20 mg oral spray dose.  The Tmax for the 20 mg oral spray dose was essentially the same as the 25 mg Viagra® tablet (1.10 and 1.04 hour, respectively).

N-desmethylsildenafil is an active metabolite of sildenafil formed as a result of first-pass liver metabolism.  The rate of metabolite formation with the oral spray is different than that observed with the reference tablet and is consistent with transmucosal absorption.

Duromist™ demonstrated an excellent safety profile and was well tolerated in this pilot PK study.  There was no evidence of oral irritation and no adverse events were reported after administration of up to three doses of Duromist™.  Vital signs were within normal range and there were no episodes of orthostatic hypotension observed in any of the four treatment periods.  No changes were observed in the subjects’ electrocardiograms in any of the four treatment periods.

“These results are encouraging and demonstrate that greater bioavailability can be achieved with sildenafil administered as an oral spray form with the potential for a differentiated, patented Duromist™ product,” commented Mr. Steven B. Ratoff, NovaDel’s Chairman of the Board, President & Chief Executive Officer. “This initial clinical study provides NovaDel with a solid foundation for our future clinical development efforts.”

About the Study

This was a single-center, open-label, single-dose, randomized, four-period, four-treatment crossover study under fasting conditions.  The total number of healthy adult male subjects enrolled in the study was 24.  All subjects were required to stay at the clinical site for at least 24 hours after each treatment period.

The Duromist™ oral spray test article used in this study was supplied as 10 mg/120 µl sildenafil per spray actuation.  The 25 mg sildenafil citrate tablet was supplied from commercial sources as Viagra® from Pfizer Inc.

Measurements:

Pharmacokinetic: The following parameters were used in the data analysis for plasma sildenafil and N-desmethylsildenafil concentrations:  AUC0-t, The area under the plasma concentration versus time curve, from time 0 to the last measurable concentration; AUC0-inf, Calculated as the sum of the AUC0-t plus the ratio of the last measurable plasma concentration to the elimination rate constant; AUC0-t/AUC0-inf, The ration of the AUC0-t to AUC0-inf; Cmax, The maximum measured plasma concentration observed; Tmax, defined as the time point of Cmax; Kel, The apparent first-order terminal elimination rate constant; T1/2, The apparent first-order terminal elimination half-life; Ratio Metabolite/Parent, The ratio of the metabolite/parent assessed at each concentration, Cmax, AUC0-t, AUC0-inf.

Safety: Vital signs (supine and standing); Electrocardiogram at screening and post-dose; Changes in physical examinations, including oral soft tissue examinations at and after each oral spray dosing, laboratory parameters and adverse events.

About Erectile Dysfunction

Erectile dysfunction (ED) is a condition in which men are unable to achieve penile erection or are unable to sustain an erection sufficient for successful sexual intercourse.  In the United States alone, it is estimated that 18 million individuals suffer from ED with the disorder being most prevalent in men age 40 years and above.  Since the risk of developing ED increases with age, the increasingly aged population and other risk factors such as physical inactivity, smoking and high cholesterol are expected to lead to an increase in the number of men with this condition over the next few years.

About NovaDel Pharma

NovaDel Pharma Inc. is a specialty pharmaceutical company developing oral spray formulations for a broad range of marketed drugs. The Company’s proprietary technology offers, in comparison to conventional oral dosage forms, the potential for faster absorption of drugs into the bloodstream leading to quicker onset of therapeutic effects and possibly reduced first pass liver metabolism, which may result in lower doses. Oral sprays eliminate the requirement for water or the need to swallow, potentially improving patient convenience and adherence.

NovaDel’s oral spray technology is focused on addressing unmet medical needs for a broad array of existing and future pharmaceutical products. The Company’s most advanced oral spray candidates target angina, nausea, insomnia, migraine headaches, erectile dysfunction and disorders of the central nervous system. NovaDel plans to develop these and other products independently and through collaborative arrangements with pharmaceutical and biotechnology companies. To find out more about NovaDel Pharma Inc. (OTCBB: NVDL), visit our website at www.novadel.com.

Forward-looking Statements:

Except for historical information contained herein, this document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the ability of third parties to commercialize the Company’s products, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the Company’s ability to obtain additional required financing to fund its research programs, the ability to commercialize and obtain FDA and other regulatory approvals for products under development, and the acceptance in the marketplace for oral spray products. The filing of an NDA with the FDA is an important step in the approval process in the United States. Acceptance for filing by the FDA does not mean that the NDA has been or will be approved, nor does it represent an evaluation of the adequacy of the data submitted. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control.

In addition, our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any of our products could materially impact the Company's actual results. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Quarterly Report on Form 10-Q for the period ended June 30, 2010 filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

Contacts:

Steven B. Ratoff

(908) 203-4640
Chairman, President and Chief Executive Officer
NovaDel Pharma Inc.
sratoff@novadel.com